Exhibit 99.1

PRESS RELEASE

COURT TO APPROVE ACTIVISION AGREEMENT WITH EEOC

SANTA MONICA, CA – March 29, 2022 – This morning the federal court indicated it would approve Activision Blizzard’s (Nasdaq: ATVI) settlement with the EEOC today. That settlement paves the way to compensate and make amends to eligible claimants.

“The agreement we reached with the EEOC last year reflected our unwavering commitment to ensure a safe and equitable working environment for all employees,” said Activision Blizzard CEO Bobby Kotick. “Our goal is to make Activision Blizzard a model for the industry, and we will continue to focus on eliminating harassment and discrimination from our workplace. The court’s approval of this settlement is an important step in ensuring that our employees have mechanisms for recourse if they experienced any form of harassment or retaliation.”

As part of the agreement with the EEOC, Activision agreed to:

o	Create an $18 million fund to compensate eligible claimants.

o	Continue enhancing policies, practices, and training to prevent harassment and discrimination in the workplace, including by implementing an expanded performance-review system. These improvements are underway.

o	Engage a neutral, third-party equal employment opportunity consultant – a non-employee who must be approved by the EEOC – who will provide ongoing oversight of the Company’s compliance with the agreement. This independent consultant’s findings will be reported directly to the EEOC and Activision Blizzard’s Board of Directors.

o	Hire an internal EEO coordinator with relevant experience in gender discrimination, harassment, and related retaliation to assist the Company. Stacy Jackson began this position on March 16.

Today’s milestones come as Activision continues to enhance its workplace culture. Activision has already taken the following steps:

o	Developed a new zero-tolerance policy on harassment and retaliation company-wide;

o	Quadrupled the size of its Ethics & Compliance team, adding a VP of Ethics and Compliance, a Senior Director of Investigations, a Senior Manager of Ethics & Compliance Analytics & Assessments, a Director of Ethics and Compliance Investigations and Third Party Risk Management, two Directors of Workplace Investigations, and two Directors of Ethics who support training initiatives and our Way2Play Heroes, who are employee volunteers who help others understand reporting options, champion speaking up, and advise leadership on how to strengthen our overall ethics and compliance program;

o	Significantly increased investment in related training;

o	Enhanced transparency with new reporting on pay equity and diversity representation;

o	Contributed $1 million to WIGI to advance the success of women in the global games industry;

o	Waived required arbitration for individual sexual harassment and discrimination claims for claims arising out of events after October 28, 2021;

o	Launched a new tool that tracks–for every single hire–data on the representation and presence of women and underrepresented ethnic group candidates at applicant, interview, and hiring stages of our recruiting process. This tool will enable us to provide transparency on our diversity progress as well as helping to reinforce our objective of having diverse candidate slates for open positions;

o	Developed stricter alcohol policies company-wide;

o	Recently launched Your Upward Feedback program, which facilitated more than 90% of our managers receiving personal feedback;

o	Launched Level Up U, a paid training program designed to teach participants game development and prepare successful program participants for engineering roles within the Company.

In addition, in October 2021, Activision set a goal of increasing the representation of women and non-binary employees by 50% in the next five years. It also has committed to invest $250 million over the next 10 years in initiatives that foster expanded opportunities in gaming and technology for under-represented communities.

“We are gratified that the federal court that reviewed our settlement with the EEOC is finding that it is ‘fair, reasonable and adequate and advance(s) the public interest.’ The Court’s approval is a vital step in our journey to ensuring that everyone at Activision Blizzard always feels safe, heard and empowered. We hope the court’s findings – including its view that many of the objections raised about our settlement were inaccurate and speculative – will dispel any confusion that may exist. With all of the terms of the settlement reviewed and approved, we can move forward,” Kotick concluded.

About Activision Blizzard

Our mission, to connect and engage the world through epic entertainment, has never been more important. Through communities rooted in our video game franchises we enable hundreds of millions of people to experience joy, thrill and achievement. We enable social connections through the lens of fun, and we foster purpose and a sense of accomplishment through healthy competition. Like sport, but with greater accessibility, our players can find purpose and meaning through competitive gaming. Video games, unlike any other social or entertainment media, have the ability to break down the barriers that can inhibit tolerance and understanding. Celebrating differences is at the core of our culture and ensures we can create games for players of diverse backgrounds in the 190 countries our games are played.

As a member of the Fortune 500 and as a component company of the S&P 500, we have an extraordinary track record of delivering superior shareholder returns for over 30 years.

Our enduring franchises are some of the world’s most popular, including Call of Duty®, Crash Bandicoot™, Warcraft®, Overwatch®, Diablo®, StarCraft®, Candy Crush™, Bubble Witch™, Pet Rescue™ and Farm Heroes™. Our sustained success has enabled the company to support corporate social responsibility initiatives that are directly tied to our franchises. As an example, our Call of Duty Endowment has helped find employment for over 90,000 veterans.

Learn more information about Activision Blizzard and how we connect and engage the world through epic entertainment on the company's website, www.activisionblizzard.com.

Cautionary Note Regarding Forward-Looking Statements This press release may contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates” “expects,” “plans,” “intends” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. These and other risks are described in the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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